Exhibit 10.10

FMR LLC

82 Devonshire Street

Boston, MA 02109

April 12, 2010

Exa Corporation

55 Network Drive

Burlington, MA 01803 USA

Attn: Stephen Remondi

Re: Loan and Security Agreement

Dear Stephen:

Reference is made to the Loan and Security Agreement dated July 14, 2009, as amended to date (the “Loan Agreement”) pursuant to which FMR LLC (“FMR”) agreed to make certain loans to Exa Corporate (“Exa”). Pursuant to the Loan Agreement, all outstanding loans are to be repaid in full on or before April 30, 2010 (the “Maturity Date”)

Exa has informed FMR that a Funding Event, as defined in the Loan Agreement, has not yet occurred and that, while Exa is in the process of arranging third party financing, it will not be able to repay all outstanding loans from FMR prior to the Maturity Date. Therefore, Exa is requiring an extension of the Maturity Date. Upon repayment prior to the Maturity Date, as extended, and except as provided below, (x) the Loan Agreement will be terminated, and (y) FMR will release all collateral that it has been granted in support of outstanding loans.

We are writing to confirm our agreement to the following:

(1) The Maturity Date is hereby extended to the earlier to occur of (i) May 28, 2010 or (ii) a Funding Event.

(2) Exa acknowledges that, following Exa’s repayment of outstanding loans prior to the Maturity Date, (i) FMR has no intention to provide further financing to Exa, and (ii) Exa has no expectation of any such future financing.

(3) In addition to those provisions of the Loan Agreement that are intended to survive repayment pursuant to their explicit terms:

(a) Section 6.8 of the Loan Agreement will remain in full force and effect except as follows:

i. the provisions thereof shall apply, without limitation in time, to the first Equity Financing (as defined therein) that occurs following the date hereof; provided that, for the purposes hereof, an Equity Financing shall include a series of related transactions that otherwise constitute an Equity Financing, and

ii. Lender’s rights under Section 6.8 shall only apply if, immediately prior to such first Equity Financing, Lender, together with all of its Affiliates (including, for the avoidance of doubt, Fidelity Ventures, Ltd, and Fidelity Investors Limited Partnership), owns not less than Twenty (20%) Percent of Borrower’s capital stock, on a fully diluted basis.

(b) Section 6.9 of the Loan Agreement will remain in full force and effect.

FMR will remain as a shareholder of Exa following repayment of outstanding loans and termination of the Loan Agreement; and nothing contained herein or elsewhere will affect any rights that FMR and or its Affiliates have as shareholders of Exa.

Kindly confirm the foregoing by your signature in the below indicated space.

Very truly yours,

FMR LLC

By:
Its:	Treasurer

Agreed to and acknowledged by:

Exa Corporation

By:
Its:

NYK 1290159-1.009900.0011